Exhibit 99.2
Q1 2024 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon, everyone.
For the first quarter, we delivered net sales of $3.2 billion, and a loss per share of 24 cents.
We are pleased with the strength of our top line growth across both Nordstrom and Nordstrom Rack. Our business is performing well as we delivered net sales growth in excess of 5 percent, with double-digit growth at the Rack, a positive topline contribution from our Nordstrom banner stores, and continued sequential improvement in our digital business.
Due to a host of factors that Cathy will discuss in a moment, our profitability was below our expectations with roughly half of the first quarter impact related to timing. Although our earnings were held back, we remain confident in our outlook for the year. We are reaffirming guidance, building on the revenue strength that we have delivered in Q1, benefits of timing reversals, and actions already taken.
In the first quarter, we delivered year-over-year increases in customers and purchase trips. We managed inventory effectively, ending the quarter with a double-digit positive inventory spread. At both banners, our customers responded to the inspiration and relevance of our customer strategy. Regular price sales as well as sell-through also improved against the first quarter of last year.
Our Nordy Club loyalty program events and offerings have been well received by customers. During the first quarter, sales to Nordy Club members grew at both banners with loyalty sales reaching nearly 70 percent of our total sales.

Our digital business continues to trend in the right direction with its fourth consecutive quarter of sequential improvement. The primary drivers of the results included an improved balance across the spectrum of price points, faster shipping, as well as a clear focus in our offering of the brands that matter most to our customers.
Turning now to the three priorities that we set out for 2024, we are driving Nordstrom banner growth, operational optimization, and building upon the momentum at the Rack. I’ll discuss the progress we made in the first quarter.
The first priority is to drive Nordstrom banner growth. Our strategy is rooted in enhancing the customer experience by offering high-quality service as well as a compelling selection. Our teams worked diligently to offer inspiration as well as relevance with an emphasis on breadth and depth of the brands that matter the most to our customers. We are working to ensure this consistent and premium offering is not just at our largest stores, but across our entire full-line store fleet. While we still have more work to do, the return to growth for the Nordstrom banner provides evidence that our efforts are resonating with customers.

As we outlined last quarter, we are focusing our Nordstrom banner efforts on digital-led growth supported by stores, aiming to further enable our customers to shop when and where they want. In our digital business, Nordstrom.com, we implemented improvements around the search and discovery experience, and worked to optimize the balance of price points across our merchandise selection while focusing on in-stock rates. We also launched our digital marketplace at the end of April, taking a measured approach in order to ensure a seamless customer experience – one that feels uniquely Nordstrom. Marketplace allows customers to shop more products and sizes from their favorite brands while providing more access to new and emerging labels. As Marketplace scales, we’ll grow our online assortment to serve more customers on more occasions through unowned inventory, over time.
Our next priority for 2024, operational optimization, is intended to further build upon the success we’ve had the last couple of years in optimizing our supply chain capabilities. Efforts in this area resulted in an over 5 percent faster click-to-delivery speed and an improvement in variable fulfillment costs in the first quarter. We continue to see meaningful improvements in the movement of product throughout our network. We are getting merchandise through our network, to our stores and our customers faster, at a lower cost; this helps to drive better outcomes, like higher conversion and lower return rates.

Additionally, as we mentioned on the last call, the transition of operations from our San Bernadino Fulfillment Center to our West Coast Omnichannel Center is underway and expected to be complete in the second quarter. The West Coast Omnichannel Center is our newest, most automated, and lowest cost fulfillment center. It has been scaled to serve our customers across the Nordstrom and Nordstrom Rack banners.
Our final priority for 2024 is to build upon the momentum at the Rack. With first quarter net sales growth of 14 percent and comparable sales growth of 8 percent, we are pleased with our efforts to continue its trajectory. Driving the Rack’s growth in the first quarter were increases in trips, conversion, and customers as we invested in merchandise to support the business. Customers responded well to our product offerings of great brands at great prices in the first quarter, resulting in continued regular price sales strength with a year-over-year improvement in sell-through.
We have opened 9 new Rack stores since the beginning of this fiscal year, which places us on track to open a total of 22 new Racks this year. Our new stores are performing well as we’ve improved our planning with better data and insights as well as a team fully dedicated to new store openings. New Rack stores continue to be a growth driver and excellent investment for us, as they deliver well in excess of their cost of capital within a relatively short payback period.

Before I turn it over to Pete, I want to recognize and thank our team across the organization for their dedication and hard work.
I also want to make a few comments about the passing of our dad, Bruce Nordstrom. Many people have reached out to us to share their memories of our dad, likely including some of the folks on this call today. Much of what you’ve shared has been quite moving, especially stories from employees who spent time working and interacting with him throughout the years.
A few themes have jumped out to me from what folks have shared: the lasting impact of his genuine kindness, how quick he was to smile, his humility, and his servant leadership. Thank you to everyone who has taken the time to share a memory or impression from their time spent with him.
Our dad was a values-driven person his whole life, and his values played a big role in defining what our company is today. There’s no doubt that he was a great retailer and leader, and I’ll tell you he was an even better dad, and we’ll miss him.
And with that, I’ll hand off to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik, and good afternoon, everyone.
I’ll focus my remarks on our category performance, discuss a few in-store events, and provide some commentary on our upcoming Anniversary Sale.
Starting with category performance.

In the first quarter, our teams sustained the momentum from Q4 with a year-over-year improvement in regular price sales. Our top-performing categories were Active, Kids’ and Women’s Apparel, and Beauty.
The Active category, which includes apparel and shoes, led the growth with sustained strong momentum across both banners, led by recognizable brands. At the Nordstrom banner, the growth was led by Vuori, Hoka, and Adidas.
Kids’ Apparel continued its year-over-year improvement, as we increased the depth of merchandise selection while improving sell-through. NordstromRack.com digital sales of Kids’ Apparel grew notably in the first quarter.
Sales of Women’s Apparel grew in the mid-teens, representing its fourth quarter of sequential improvement. Our focus on the brands that matter most to our customers is driving momentum across both banners. In the first quarter, our customers responded to more casual offerings, driving a strong regular price business, led by tops and dresses.
At the Nordstrom banner, contemporary brands such as Veronica Beard, Mother, and Vince were the top performers. We relaunched the Nordstrom private brand for women in the first quarter with a focus on modern, high-quality, and on-trend products. The Nordstrom brand is our most popular private brand and customers have responded positively to the relaunch, driving improvements in sales, sell-through, and margin in our Women's Apparel category.
At the Rack, our strategy and focus on the brands that matter most to our customers continued to deliver results, particularly in Women’s Apparel. Our merchandise offering is differentiated and unique in the off-price space, as we aim to provide our customers access to great brands at great prices, every day.

The strength of the Beauty category continued in the first quarter across both banners, driven by new brand launches and engaging customer experiences. At the Nordstrom banner, we introduced 30-plus new brands in the first quarter, most notably Prada Beauty, Pat McGrath Labs and Pattern Beauty. At the Rack, Beauty sales were supported by prestige and new brands.
Before I move on to what’s planned for our Anniversary Sale, I’d like to provide a bit of perspective on some in-store events that are inspiring customers and driving sales.
Our “Make Room for Shoes” campaign that began in February is delivering results in our Nordstrom banner. This campaign features exclusive merchandise from one of our customers’ favorite brands each month. Featured brands in the first quarter included On Running, Sam Edelman, and Birkenstock. On the heels of the campaign launch, we delivered year-over-year and sequential improvements in Shoes.
We also amplified in-store events around the Beauty category in the first quarter, driving incremental trips and sales.
From happy hour beauty parties to fragrance week, to trend show programs that provide customers with an educational and entertaining experience around beauty products, our teams brought fresh ideas that resonated with our customers.
These personalized events helped invigorate customers’ excitement to shop in-store and had a positive impact on sales.

With the positive sales-to-inventory spread in the first quarter, our inventory position is healthy heading into our Anniversary Sale. Building upon the success of last year’s event, we are increasing the depth of offerings and grounding our assortment in highly coveted brands. We are excited about the expanded catalog this year that highlights our assortment. Every year, we work hard to include the best brands that people expect as well as new ones, too. This year’s Anniversary Sale is shaping up to be a great event.
In closing, our merchandise performance was solid, and we ended the quarter with healthy inventory levels. We’re focused on providing an exceptional Anniversary Sale this year, led by the brands that matter most to our customers.
Before I turn it over to Cathy, I’d like to say a few words about the recent passing of our father as well.
I want to start by saying how much we appreciate all the kind feedback and the condolences we’ve received. The memories of our dad remind us of the impact he made as a business leader and reaffirm what we know to be true about him.
Our dad was a person of action – someone who focused on walking the talk. When it came to the business, he was serious: he was driven by firmly held and consistently referenced values, and he saw the company’s reputation as an extension of his own reputation. He taught us that successful retailing required humility. While he was a merchant and a retail legend, he proudly saw himself as a shoe dog at his core.
He earned respect because he was respectful of others. He believed in others so that they would believe in themselves. He had high expectations for himself, and in turn, he had high expectations of others. We carry on both grateful to and inspired by our dad and the company he was so proud of.

And with that, I’ll turn it over to Cathy to discuss our financial performance.

CATHY SMITH | CHIEF FINANCIAL OFFICER
Thanks, Pete.
And thank you all for joining us today. I’ll begin by covering our first quarter results, then discuss our outlook, and close with our capital allocation priorities.
As Erik mentioned, our first quarter net sales growth exceeded our expectations in both banners, reflecting strength in our business. Regular price sales were strong and showed an improvement from Q1 of last year. These factors provide us with confidence in our outlook and reaffirmed guidance today.
Our outsized sales came with strong sell-through supporting our gross margin. Relative to our expectations for Q1, volume-related expansion was more than overshadowed by pressure on our gross margin – roughly one-half being timing-related, and the other half from operational factors. Both drove profitability below our expectations.
The timing-related impacts were largely due to a higher-than-expected increase in our reserves, as we grew our inventory throughout the first quarter off the seasonal low at the end of Q4, ahead of our Anniversary Sale. We expect this first quarter headwind to moderate and partially reverse in future periods as inventory levels and the corresponding reserves change. With this being our first quarter operating in cost accounting, we are learning to better plan and forecast these elements. The other timing-related impact is due to our better-than-expected growth in sales to our Nordy Club members, resulting in additional loyalty-related deferred revenue that will drive sales and profit in future periods.

Operational factors also impacted our gross margin in the first quarter. The primary drivers were external theft in our transportation network, and inventory cleanup in our supply chain. We have taken swift actions on these factors to mitigate risks going forward.
The timing-related and operational factors that held back our profitability in the first quarter masked the underlying strength that we are driving in the business.
Moving on to the other elements of our first quarter performance.
Total company net sales increased 5 percent in the first quarter which includes a 75 basis point unfavorable impact from the wind-down of Canadian operations in the year-ago quarter. Comparable sales increased 4 percent. GMV increased 5 percent in the first quarter.
Nordstrom banner net sales increased 1 percent, inclusive of a 110 basis point negative impact from the wind-down of Canadian operations in the year-ago quarter. Comparable sales increased 2 percent. And Nordstrom banner GMV was flat in the first quarter.
Nordstrom Rack net sales increased 14 percent, with comparable sales increasing 8 percent.
Digital sales in the first quarter were flat compared to the same period last year, with Q1 representing the fourth consecutive quarter of sequential improvement. Digital sales represented 34 percent of our total sales during the quarter.
Gross profit, as a percentage of net sales, of 31.6 percent decreased 225 basis points compared with the same period last year, as discussed previously.

We are pleased with our continued inventory health and management. Ending inventory decreased 6 percent versus Q1 of last year, resulting in a positive sales-to-inventory spread.
SG&A expenses as a percentage of net sales improved 20 basis points in the first quarter, as leverage on higher sales and improvements in variable costs across the business were partially offset by higher labor costs.
Loss before interest and taxes was $21 million in the first quarter.
We ended the first quarter with $1.2 billion in available liquidity including over $400 million in cash after retiring $250 million in notes in April. Our balance sheet and financial position remain solid.
Turning to our outlook for the year, the macroeconomic environment continues to be uncertain. Even with higher interest rates, inflationary pressures, and overall concern about the economy, the consumer continues to be resilient and selective. We are reaffirming our full-year guidance based upon the revenue strength that we delivered in Q1 and the gross margin-related timing issues that I discussed, as well as actions already taken to mitigate further risks from the operational factors.
Our guidance includes:
Full-year revenue in the range of a decline of 2 percent to an increase of 1 percent, which includes a headwind of approximately 135 basis points from the 53rd week in 2023’s results. We continue to expect revenue to follow a typical quarterly cadence.
As a reminder, the timing shift of our Anniversary Sale, with one day falling into the third quarter this year versus 8 days in 2023, is expected to have a positive impact of approximately 200 basis points in our second quarter net sales this year.

We also continue to expect total company comparable sales in a range of a decrease of 1 percent to an increase of 2 percent in 2024, versus 52 weeks in 2023. As our full-year 2023 included a 53rd week, we calculate our 2024 comparable sales using a realigned, 52-week 2023 period for comparability.
Turning to profitability, we expect a full-year EBIT margin in the range of 3.5 percent to 4 percent.
We continue to expect our effective tax rate to be approximately 27 percent for the full year.
From an earnings per share perspective, we continue to expect full-year results in the range of $1.65 to $2.05, excluding the impact of any share repurchases.
Turning to our capital allocation, our priorities remain the same. The first is investing in the business to better serve our customers and support long-term growth. We continue to plan for capital expenditures of 3 to 4 percent of net sales.
Our second priority is reducing our leverage. As I mentioned, we paid off the $250 million bond that matured in April with cash on hand.
Our third priority is returning cash to shareholders. Last week, our board of directors declared a quarterly cash dividend of $0.19 per share.
In closing, we are encouraged that our focus and priorities are resonating with customers and driving topline strength. We remain optimistic. The momentum in our topline provides us with confidence in our full-year guidance. I continue to look forward to the progress that we’ll make this year with the growth opportunities we have, both at the Nordstrom banner and the Rack.
We thank you for your interest in Nordstrom.